UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2011

MCG Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA		22209
(Address of Principal Executive Offices)		(Zip Code)

(703) 247-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On March 29, 2011, MCG Capital Corporation, a Delaware corporation (the “Company”), repaid in full and terminated the Series 2005-A unsecured notes (the “2005 Unsecured Notes”) originally issued by the Company pursuant to that certain Note Purchase Agreement (the “Note Purchase Agreement”) dated as of October 11, 2005 by and among the Company, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc., Nationwide Life Insurance Company, Nationwide Life and Annuity Insurance Company and Nationwide Multiple Maturity Separate Account (collectively, the “2005 Noteholders”), as amended on each of February 26, 2009 and October 28, 2009. In connection with the termination of the 2005 Unsecured Notes and pursuant to the terms set forth in the Note Purchase Agreement, the Company paid to the 2005 Noteholders $17.4 million of principal, $0.8 million in accrued interest and $0.9 million in prepayment fees. The Company initially issued $50.0 million of the 2005 Unsecured Notes in October 2005 and, prior to the March 29, 2011 termination, had repaid in the aggregate $32.6 million in principal. Prior to such termination, the 2005 Unsecured Notes carried an interest rate of 9.98% and had a maturity date of October 2011.

The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Nationwide Life Insurance Company (collectively, the “2007 Noteholders”), are also holders of the Series 2007-A unsecured notes (the “2007 Unsecured Notes”) originally issued by the Company pursuant to that certain Note Purchase Agreement dated as of October 3, 2007 by and among the Company and the 2007 Noteholders, as amended on each of February 26, 2009 and October 28, 2009. As of March 29, 2011, $8.7 million of principal remains outstanding under the 2007 Unsecured Notes, which carry an interest rate of 8.96% and mature in October 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: March 29, 2011	By:	/s/ Stephen J. Bacica
Stephen J. Bacica
Executive Vice President and Chief Financial Officer